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Exhibit 10.44

SCHEDULE OF NON-EMPLOYEE DIRECTORS' ANNUAL COMPENSATION

EFJ, INC. BOARD OF DIRECTORS
2005

Annual Retainer	$24,000 per annum
Board Meeting Fees	$1,500 per board meeting
Audit Committee Meeting	$1,250 per audit committee meeting
Non-Audit Committee Meeting	$1,000 per non-audit committee meeting
Committee Chair Fee	$500 per meeting
Telephone Board Meeting	No expense
Stock Options
Each current director receives an option to purchase 10,000 shares of EFJ stock annually on the day after the Annual Meeting of Shareholders at the market value of the stock on that date, pursuant to the 1996 Stock Incentive Plan. Option terms would be same as for current employees—vesting one-fifth of the grant each year.
1999 Non-Employee Director Stock Purchase Plan
Each Eligible Non-Employee Director may elect to receive EFJ, Inc. common stock in lieu of cash board compensation, under the 1999 Non-Employee Director Stock Purchase Plan. The amount of common stock is determined upon the means the average of the closing price of a share of Common Stock during the last 10 trading days preceding the last business day of the Quarter.

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  Exhibit 10.44